Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Adept Technology, Inc. of our report dated August 25, 2014, with respect to the consolidated balance sheets of Adept Technology, Inc. as of June 30, 2014 and June 30, 2013 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended June 30, 2014, and the effectiveness of internal control over financial reporting as of June 30, 2014, which report appears in the June 30, 2014 annual report on Form 10-K of Adept Technology, Inc.

/s/ Armanino LLP

ArmaninoLLP

San Jose, California

May 13, 2015